Murata Completes Acquisition of Peregrine Semiconductor

Acquisition Strengthens Murata’s Position as a World Leader of RF System Solutions
KYOTO, Japan and SAN DIEGO – Dec. 12, 2014 – Murata Electronics North America, Inc., a wholly- owned subsidiary of Murata Manufacturing Co., Ltd., (TSE 6981) and Peregrine Semiconductor Corporation, founder of RF silicon on insulator (SOI) and pioneer of advanced RF solutions, today announce that Murata has acquired all outstanding shares of Peregrine. The cash transaction paid the holders of Peregrine common shares $12.50 per share.
Peregrine (formerly NASDAQ: PSMI) will continue to market its high-performance, integrated RF solutions under the Peregrine brand, as a wholly-owned subsidiary of Murata Electronics North America, Inc. Peregrine solutions leverage the UltraCMOS® technology platform, a patented, advanced form of silicon-on-insulator (SOI) that delivers the monolithic integration and superior performance necessary to solve the world’s toughest RF challenges. Peregrine will continue to offer its integrated RF solutions to markets such as communications (mobile, wireless infrastructure, land mobile radio, broadband and wireless), industrial (test and measurement, automotive, Internet of Things) and aerospace. With the close of this acquisition, Murata gains Peregrine’s strong intellectual property portfolio, which contains over 180 filed and pending patents.
“Today, we deepen our existing partnership and officially welcome Peregrine Semiconductor to the Murata family,” says Norio Nakajima, Executive Vice President, Director of Communication Business Unit of Murata. “With this acquisition, we combine Murata’s world-leading mobile RF module capabilities with Peregrine’s best-in-class RF products. We’re eager to leverage Peregrine’s innovations, such as the industry’s first reconfigurable RF front-end system UltraCMOS Global 1, and expand the Murata business into all the markets that Peregrine currently offers RF solutions. This acquisition further defines our stance as an ‘Innovator in Electronics’.”
“After years of a successful partnership, we’re happy to become a part of the Murata team, the world’s leading RF module and filter provider,” says Jim Cable, PhD, President and CEO of Peregrine Semiconductor. “Murata already has deep relationships and trust built in all of our target markets. We believe we can offer their customer base exciting new RF capabilities. With the reach of Murata products and the power of our UltraCMOS technology, we believe we will change the course of RF history. In the case of mobile, it will speed the industry’s transition to an integrated, all-CMOS RF front-end. Together, we’re looking forward to accomplishing great things.”
Founded in 1944 in Kyoto, Japan, Murata celebrated its 70th anniversary in October. Murata has grown into a global enterprise composed of 101 companies in 23 nations. As an “Innovator in Electronics”, Murata designs, manufactures and supplies advanced electronic materials, leading-edge electronic components and multi-functional, high-density modules. Murata innovations can be found in a wide range of applications from mobile phones to home appliances, and automotive applications to energy management systems and healthcare devices.

About Peregrine Semiconductor
Peregrine Semiconductor Corporation, a Murata company, is the founder of RF silicon on insulator (SOI) and is a leading fabless provider of high-performance, integrated RF solutions. Since 1988 Peregrine and its founding team have been perfecting UltraCMOS® technology - a patented, advanced form of SOI - to deliver the performance edge needed to solve the RF market's biggest challenges, such as linearity. With products that deliver best-in-class performance and monolithic integration, Peregrine is the trusted choice for market leaders in automotive, broadband, industrial, Internet of Things, military, mobile devices, smartphones, space, test-and-measurement equipment and wireless infrastructure. Peregrine holds more than 180 filed and pending patents and has shipped over 2 billion UltraCMOS units. For more information, visit http://www.psemi.com.
About Murata Americas (www.murataamericas.com)
Murata Americas regional headquarters is Murata Electronics North America, Inc., a wholly owned subsidiary of Murata Manufacturing Co., Ltd., whose global headquarters are in Kyoto, Japan. Murata Americas is the organization responsible for the regional management of the Murata companies located in North and South America. Murata Americas serve as the regional and functional headquarters supporting our customers’ engineering and procurement activities throughout the Americas.
About Murata
Murata Manufacturing Co., Ltd. is a worldwide leader in the design, manufacture and sale of ceramic-based passive electronic components & solutions, communication modules and power supply modules. Murata is committed to the development of advanced electronic materials and leading edge, multi-functional, high-density modules. The company has employees and manufacturing facilities throughout the world. For more information, visit Murata's website at www.murata.com
###
Murata Manufacturing Co., Ltd. Contacts:
Takumi Ikushima, Public Relations Manager +81 75 955 6786
Junko Matsumura for Press: +81 75 955 6786
Harumi Sekiguchi for Press: +81 75 955 6786

Peregrine Semiconductor Contacts:
Jackie Townsend for Press: +1 619 247-3569; jtownsend@psemi.com
Kimberly Stoddard for Press: +1 415 806-5793; kimberly@townsendteam.com